Exhibit 5.01

November 15, 2013

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Ladies and Gentlemen:

I am an Associate General Counsel—Capital Markets of Citigroup Inc., a Delaware corporation (the “Company”). I refer to the offering of $500,000,000 Floating Rate Notes due November 15, 2016 of the Company (the “Securities”) pursuant to the Registration Statement on Form S-3 (No. 333-172562) (the “Registration Statement”) and the prospectus dated May 12, 2011, as supplemented by the prospectus supplement dated November 7, 2013 (together, the “Prospectus”). The Securities were issued pursuant to the senior debt indenture dated as of March 15, 1987, as amended (the “Indenture”), between the Company and The Bank of New York Mellon, as successor trustee (the “Trustee”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such copies.

Upon the basis of the foregoing, I am of the opinion that the Securities have been validly authorized and are validly issued and outstanding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture (subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law).

Citigroup Inc.

My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

I consent to the filing of this opinion as Exhibit 5.01 to the Company’s Current Report on Form 8-K dated November 15, 2013 and to the reference to my name in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael J. Tarpley
Michael J. Tarpley
Associate General Counsel— Capital Markets